United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

May 2, 2014

Date of Report

[Date of Earliest Event Reported]

NORTHSIGHT CAPITAL, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-53661	26-2727362
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

7740 East Evans Rd.

Scottsdale, AZ 85260

(Address of Principal Executive Offices)

(480) 385-3893

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective May 2, 2014, the Registrant entered into an asset purchase agreement (“APA “) with Kae Park (the “Seller”).

Under the APA, the Registrant agreed to acquire approximately 7,500 cannabis related Internet domain names, in exchange for which, the Registrant will:

(a) Issue to the Seller on the Closing Date 78.5 million shares of the Registrant’s restricted common stock;

(b) Issue to the Seller on the Closing Date a promissory note in the principal of $500,000 (the note shall bear interest at the rate of 3.25% per annum and be payable as follows: upon the Registrant’s receipt of an aggregate of $1,000,000 in funding (whether debt or equity), $100,000 shall be paid, and the Registrant shall pay the remaining balance of $400,000 in thirty-six equal monthly installments, commencing on the fifteenth day following the first month the Registrant realizes at least $150,000 in gross revenue; and

(c) Pay a monthly royalty to the Seller equal to the product of (i) six percent (6%) and (ii) the excess of the Seller’s gross monthly revenue over $150,000 (“Royalty Payment”). The Royalty Payment shall be payable for a period of thirty six months from and after the first month in which the Registrant has gross revenues in excess of $150,000.

In addition, the Seller shall provide such consulting services as the Registrant shall require during the twelve month period following the Closing of the acquisition. In consideration for these services, the Registrant shall pay the Seller $9,500 per month, for a period of twelve months, commencing on the Closing date and, on the first of each month thereafter.

The Seller is also entitled to “piggyback” registration rights, with respect to eight million shares of common being issued to the Seller, on the next Securities Act registration of the Registrant filed after the date of Closing.  The Registrant shall bear all registration expenses of all such piggyback registrations, other than underwriting discounts and commissions and any legal fees incurred by the Seller.

Item 9.01 Exhibits

Exhibit 4.01

Asset Purchase Agreement between the Registrant and Kae Park, dated May 2, 2014

[Signature page follows]

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSIGHT CAPITAL, INC.

Date:	May 6, 2014	By:	/s/John Gorman/
John Gorman, President

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